Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
March 2, 2006
Comments by Steve Menzies

Thank you, Tim. Good morning! I am going to make a few comments about the railcar market followed by a few remarks about our leasing and management services business.

Industry demand for railcars in North America remained strong in the 4th quarter. This was a continuation of the strong pace set in early 2004 that continued throughout 2005. More than 26,700 railcars were ordered industry-wide during the 4th quarter. This figure is significantly greater than the quarterly average of 19,000 railcar orders over the last eight quarters. Industry orders for the year 2005 totaled more than 80,900 railcars, well exceeding the almost 72,000 railcars ordered in 2004. Industry order levels have increased each of the last four years.

Strong railcar demand is reflected across multiple key market segments. Demand remains strong for both Powder River Basin and Interior coal as utilities continue to use coal as the preferred fuel for power generation. Demand for covered hoppers that can carry cement, resins and agricultural products is also high. The growth in renewable fuels, particularly ethanol, has also caused a surge in tank car demand. In addition, strong prices for scrap steel are encouraging the retirement of some older railcars.

During the 4th quarter of 2005, Trinity received more than 7,700 railcar orders. We continue to focus our sales efforts on orders that meet our pricing requirements and extend our existing production lines. We received orders during the 4th quarter that will extend production lines for a variety of cars. Specifically, we received orders for covered hoppers for agricultural products, resins and cement; coal cars; railcars for coiled steel and scrap steel, box cars, tank cars and autoracks. Our customer mix was diverse. In addition to railroad, third party lessors, industrial shippers and utilities placed orders with us during the quarter. Current order levels and inquiries indicate strong momentum for a variety of railcars continuing into 2006 and 2007, supporting our production and sales strategies. In fact, we have received substantial orders during the lst quarter of 2006 including orders for coal cars, tank cars, box cars, autoracks and covered hoppers reflecting continued broad-based strong demand. Thus far our orders through February are higher than orders for any full quarter since 1998.

The industry-wide production backlog at the end of the 4th quarter increased to more than 69,400 railcars. Industry backlog has remained stable during the past five quarters. This indicates that industry order levels are keeping pace with increased industry production and that the supply chain is meeting current demand. However, we believe tight supplies of railcar castings are critical for further increases in production beyond current levels. Trinity’s railcar production backlog in North America increased 11% to 18,700 railcars at the end of 2005. With the momentum of inquiries and orders I referred to earlier, we anticipate reporting an increased backlog at the end of the lst quarter of 2006, as well.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 4th quarter, taking delivery of approximately 1,700 new railcars. This represents about 29% of Trinity’s North American 4th quarter shipments. For the year ended December 31, 2005, Trinity Leasing took delivery of more than 5,200 new railcars, 23% of Trinity’s 2005 North American railcar shipments. Our operating lease fleet now includes a well diversified portfolio of more than 24,800 railcars as compared to the 20,300 railcars that were in our fleet on December 31, 2004. In addition, we manage more than 63,000 railcars that are part of our customers’ fleets. Our strategy is to develop solid, long term relationships with the end users of our railcars. This will help us grow our leasing business, resulting in a significant, stable earnings stream .

Our committed lease backlog at the end of the 4th quarter increased to 5,700 railcars or 31.0% of Trinity’s North American production backlog. This backlog extends through 2006 and into 2007. Our fleet utilization increased slightly to 99.5% at the end of 2005 compared to 99.4% at the end of the 3rd quarter 2005 and 99.0% at December 31, 2004. The average age of the railcars in our lease fleet is 5.2 years. Our average remaining lease term is more than six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been exceptionally high. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and rising new car lease rates.

I’ll now turn it over to Bill McWhirter.